Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-140413, 333-136586, 333-174398 and 333-178219) and Forms S-8 (File Nos. 333-147075 and 333-173124) of API Technologies Corp. of our report dated August 24, 2015 with respect to the combined financial statements of Aeroflex/Inmet, Inc. and Aeroflex/Weinschel, Inc. included in this Current Report on Form 8-K/A of API Technologies Corp. dated August 24, 2015.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 24, 2015